Exhibit 99.1

UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF MICHIGAN

ROCKWELL MEDICAL, INC.,

Plaintiff,

vs.

RICHMOND BROTHERS, INC.,
Michigan corporation,

RBI PRIVATE INVESTMENT I, LLC,
a Delaware limited liability company,

RBI PI MANAGER, LLC,
a Delaware limited liability company,

RICHMOND BROTHERS 401(k) PROFIT SHARING PLAN,
an employee benefit plan organized un
der the laws of Michigan,

DAVID S. RICHMOND,
an individual residing in Michigan,

MATTHEW J. CURFMAN,
an individual residing in Michigan,

NORMAN J. RAVICH
IRREVOCABLE TRUST,
a Minnesota trust,

Case No. 17-cv-10757 Hon.

NORMAN AND SALLY RAVICH
FAMILY TRUST,
a Minnesota trust,

ALEXANDER COLEMAN RAVICH
1991 IRREVOCABLE TRUST,
a Minnesota trust,

ALYSSA DANIELLE RAVICH 1991
IRREVOCABLE TRUST,
a Minnesota trust,

MARK H. RAVICH,
an individual residing in Minnesota,

CHRIS PAXOS,
an individual residing in Ohio,

JAY F. JOLIAT,
an individual residing in Michigan,

DAVID HAGELSTEIN,
an individual residing in Michigan,

Defendants.

COMPLAINT FOR DECLARATORY
JUDGMENT AND INJUNCTIVE RELIEF

Plaintiff Rockwell Medical, Inc. (“Rockwell” or the “Company”), by its undersigned counsel, upon personal knowledge with respect to itself and its actions and otherwise on information and belief, alleges as follows:

Nature of the Action

1.           This action arises out of the Defendants’ repeated and ongoing violations of Section 13(d) of the Securities Exchange Act of 1934 (“Exchange Act”), 15 U.S.C. Sec. 78m(d), and the rules and regulations promulgated thereunder by the Securities Exchange Commission (“SEC”).

2.           Rockwell is a fully-integrated biopharmaceutical company incorporated in the State of Michigan. Rockwell’s common stock is publicly-traded on the NASDAQ over-the-counter market (“NASDAQ”). Because Rockwell’s common stock is listed on the NASDAQ, both the Company and its shareholders are subject to disclosure requirements under the U.S. securities laws, including requirements to file disclosure reports with the SEC.

3.           Collectively, and at all times relevant hereto, the Defendants  beneficially owned in excess of 5% of the Company’s common stock.

4.           Beginning no later than February 4, 2016, the Defendants, formally or  informally, entered into an agreement, arrangement, understanding or relationship to act in concert for the purpose of acquiring, holding, voting or disposing of the common stock of Rockwell (hereinafter, the “Shareholder Group”). As such, pursuant to Section 13(d) of the Exchange Act and SEC Rule 13d-5 promulgated thereunder, the Defendants were required to file a Schedule 13D with the SEC publicly disclosing their status as a group, as well as the amount of shares collectively owned and the purpose(s) of the Shareholder Group.

5.           In violation of Section 13(d), however, the Defendants failed to file the required Schedule 13D within 10 days of the formation of the Shareholder Group, and that failure continues through the date of filing of this Complaint.

6.           Defendants’ failure to file a Schedule 13D is particularly egregious because from at least February 4, 2016, the Defendants, acting in concert, repeatedly have attempted to direct or influence the control and management of the Company. As described more fully below, these activist attempts by Defendants have included numerous communications seeking to direct and/or influence: (i) the composition of the Company’s Board of Directors (“Board”) and senior management; (ii) the Company’s corporate governance policies and procedures; and (iii) the Company’s strategic efforts to develop and commercialize its most critical drugs. As part of their ongoing campaign to direct or influence the Company, the Defendants have made numerous thinly-veiled threats of waging a “war” or “going nuclear,” or of taking actions directed toward obtaining control of the Company.

7.           In addition, on October 7, 2016, in the midst of the Defendants’  ongoing campaign to direct or influence the control and management of the Company, Defendants David S. Richmond and Richmond Brothers, Inc. filed an amended Schedule 13G with the SEC.1 The amended Schedule 13G filed by Richmond and Richmond Brothers was false, misleading and incomplete in that it:

(i) falsely represented that Richmond and Richmond Brothers were merely “passive” shareholders in the Company; (ii) failed to disclose that the Richmond Defendants were part of the Shareholder Group along with all of the other Defendants or, in the alternative, that the Richmond Defendants were part of a group that included Defendants Mark S. Ravich, Norman J. Ravich Irrevocable Trust, Norman and Sally Ravich Family Trust, Alexander Coleman Ravich 1991 Irrevocable Trust, and Allysa Danielle Ravich 1991 Irrevocable Trust (collectively, the “Ravich Defendants”), that beneficially owned in excess of 5% of the Company’s common stock.

 1 Richmond and Richmond Brothers, Inc. together with Defendants Matthew J. Curfman, RBI Private Investment I, LLC, RBI PI Manager, LLC and Richmond Brothers 401(k) Profit Sharing Plan, are collectively referred to herein as the “Richmond Defendants.”

8.           Thereafter, on or about February 20, 2017, the Richmond Defendants and the Ravich Defendants filed with the SEC a Schedule 13D that identified those Defendants (but not the remaining Defendants) as a “group.” That Schedule 13D was and remains false, misleading and incomplete in that it: (i) fails to identify Defendants Chris Paxos, Jay F. Joliat and David Hagelstein as part of the Shareholder Group; (ii) fails to disclose that the Shareholder Group had been formed and had acted in concert since at least February 4, 2016; (iii) in the alternative, falsely represents that the Richmond Defendants and the Ravich Defendants had formed a shareholder group on February 20, 2017, when, in fact, the Richmond and Ravich Defendants had formed a group and acted in concert as far back as February 4, 2016, and in no event later than the fall of 2016; (iv) falsely represents that the Richmond Defendants and the Ravich Defendants had no present plans to nominate one or more candidates for the Rockwell Board when, in fact, they did have the intention of nominating one or more candidates for the Rockwell Board and did so shortly after the filing of the misleading Schedule 13D.

9.           On or about March 1, 2017, the Richmond Defendants and the Ravich  Defendants delivered to the Company a Notice of Intent to nominate Richmond and Ravich as candidates for the Rockwell Board.

10.           Shortly thereafter, on or about March 2, 2017, the Richmond Defendants and the Ravich Defendants filed an amended Schedule 13D disclosing that they had nominated Richmond and Ravish for election to the Rockwell Board. The amended Schedule 13D remains false, misleading and incomplete in that it: (i) again fails to identify Defendants Chris Paxos, Jay F. Joliat and David Hagelstein as part of the Shareholder Group; (ii) again fails to disclose that the Shareholder Group had been formed and had acted in concert since on or before February 4, 2016; (iii) in the alternative, fails to correct the false representation in their original Schedule 13D that the date upon which the Richmond and Ravich Defendants entered into an agreement or arrangement to act as a “group” was February 20, 2017, when, in fact, the Richmond and Ravich Defendants had formed a group and acted in concert as far back as February 4, 2016, and in no event later than the fall of 2016.

11.           The Company’s Annual Shareholder Meeting will be scheduled for late May or early June 2017. In an effort to ensure that Rockwell’s shareholders and the investing public are fully advised of the truth regarding the Defendants and their concerted activities in advance of the Shareholder Meeting, Rockwell files this action seeking declaratory relief, and both preliminary and permanent injunctive relief, to remedy Defendants’ repeated and continuing violations of Section 13(d) of the Exchange Act.

Jurisdiction and Venue

12.           This action arises under §13(d) of the Exchange Act, 15 U.S.C. § 78m(d), and the rules and regulations promulgated thereunder by the SEC.

13.           This Court has subject matter jurisdiction pursuant to 28 U.S.C. § 1331 and §27 of the Exchange Act, 15 U.S.C. §78aa, as this action involved a federal question.

14.           This Court has personal jurisdiction over Defendants either because they are citizens of the state of Michigan and/or because the Defendants, acting individually and in concert, have directed their activities and communications to Rockwell, a Michigan corporation with its principal place of business in Michigan.

15.           Venue is proper in the Court pursuant to §27 of the Exchange Act and 28 U.S.C. § 1391, because the actions giving rise to this action took place in this District.

Parties

16.           Rockwell is a fully-integrated biopharmaceutical company incorporated in the state of Michigan, with its principal place of business located at 30142 Wixom Road, Wixom, Michigan. Rockwell’s common stock is publicly-traded on the NASDAQ. Because Rockwell’s common stock is listed on the NASDAQ, both the Company and its shareholders are subject to disclosure requirements under the U.S. securities laws, including requirements to file disclosure reports with the SEC.

17.           Defendant Richmond Brothers, Inc. (“Richmond Brothers”) is a Michigan corporation, with its principal place of business at 3568 Wildwood Avenue, Jackson, Michigan. Richmond Brothers is a registered investment advisor, registered with the SEC. In its capacity as a registered investment advisor, at all times relevant hereto, Richmond Brothers beneficially owned in excess of 5% of the common stock of Rockwell.

18.           Defendant RBI Private Investment I, LLC (“RBI PI”) is a Delaware limited liability company with its principal place of business at 3568 Wildwood Avenue, Jackson, Michigan. At all times relevant hereto, RBI PI beneficially owned common stock of Rockwell.

19.           Defendant RBI PI Manager, LLC (“RBI Manager”) is a Delaware limited liability company with its principal place of business at 3568 Wildwood Avenue, Jackson, Michigan. As the manager of RBI PI, at all times relevant hereto, RBI Manager beneficially owned common stock of Rockwell.

20.           Defendant Richmond Brothers 401(k) Profit Sharing Plan (“RBI Plan”) is an employee benefit plan organized under the laws of Michigan and with its principal place of business at 3568 Wildwood Avenue, Jackson, Michigan. At all times relevant hereto, RBI Plan beneficially owned common stock of Rockwell.

21.           Defendant David S. Richmond (“Richmond”) is an individual residing in Michigan and a citizen of the state of Michigan. Richmond is the Chairman of Richmond Brothers, the manager of RBI Manager, and a trustee of the RBI Plan. At all times relevant hereto, Richmond has beneficially owned in excess of 5% of the common stock of Rockwell.

22.           Defendant Matthew J. Curfman (“Curfman”) is an individual residing in Michigan and a citizen of the state of Michigan. Curfman is the President of Richmond Brothers, and is a trustee of the RBI Plan. At all times relevant hereto, Curfman beneficially owned common stock of Rockwell.

23.           Defendant Norman J. Ravich Irrevocable Trust (“NJR Trust”) is a Minnesota trust with its principal place of business at 600 South Highway 169, Suite 1660, St. Louis Park, Minnesota. At all times relevant hereto, the NJR Trust beneficially owned common stock of Rockwell.

24.           Defendant Norman and Sally Ravich Family Trust (“NSR Trust”) is a Minnesota trust with its principal place of business at 600 South Highway 169, Suite 1660, St. Louis Park, Minnesota. At all times relevant hereto, the NSR Trust beneficially owned common stock of Rockwell.

25.           Defendant Alexander Coleman Ravich 1991 Irrevocable Trust (“ACR Trust”) is a Minnesota trust with its principal place of business at 600 South Highway 169, Suite 1660, St. Louis Park, Minnesota. At all times relevant hereto, the ACR Trust beneficially owned common stock of Rockwell.

26.           Defendant Alyssa Danielle Ravich 1991 Irrevocable Trust (“ADR Trust” and together with the NJR Trust, NSR Trust and ACR Trust, the “Ravich Trusts”) is a Minnesota trust with its principal place of business at 600 South Highway 169, Suite 1660, St. Louis Park, Minnesota. At all times relevant hereto, the ADR Trust beneficially owned common stock of Rockwell.

27.           Defendant Mark H. Ravich (“Ravich”) is an individual residing in Minnesota and is the trustee of each of the Ravich Trusts. At all times relevant hereto, Ravich beneficially owned common stock of Rockwell.

28.           Defendant Chris Paxos (“Paxos”) is an individual residing in Ohio. At all times relevant hereto, Paxos beneficially owned common stock of Rockwell.

29.           Defendant Jay F. Joliat (“Joliat”) is an individual residing in and a citizen of the state of Michigan. At all times relevant hereto, Joliat has beneficially owned common stock of Rockwell.

30.           Defendant David A. Hagelstein (“Hagelstein”) is an individual residing in Michigan and a citizen of the state of Michigan. At all times relevant hereto, Hagelstein beneficially owned common stock of Rockwell.

Facts Common to All Counts

A.           Regulatory Framework

31.           Section 13(d) of the Exchange Act requires that “any person” who becomes “directly or indirectly the beneficial owner of more than 5 per centum” of a class of securities of an issuing corporation must file a statement setting forth certain information with the SEC and send the statement to the issuer within 10 days after such acquisition.

32.           In addition, Section 13(d)(3) of the Exchange Act provides that, “when two or more persons act as a . . . group for the purpose of acquiring, holding, or disposing of securities of an issuer, such syndicate or group shall be deemed a ‘person’ for the purposes of this subsection.” 15 U.S.C. § 78m(d)(3). Moreover, regulations promulgated by the SEC further provide:

When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for purposes of sections 13(d) and (g) of the [Exchange] Act, as of the date of such agreement, of all securities of that issuer beneficially owned by any such persons. [17 C.F.R. § 240.13d-5(b)(1).]

33.           The SEC has prescribed Schedule 13D as the official form for compliance with Section 13(d) of the Exchange Act.

34.           Item 6 of Schedule 13D requires, among other things, that the filer “[d]escribe any contracts, arrangements, understandings or relationships (legal or otherwise) among the [reporting persons] and between such persons and any person with respect to any securities of the issuer, including, but not limited to, transfer or voting of any securities....” 17 C.F.R. § 240.13d-101. The term “Reporting Person,” as used in Schedule 13D, refers to the person for whom the Schedule 13D is filed; in other words, “each person required to sign the schedule itself.”

35.           Further, Item 4 of Schedule 13D requires the filer to “[s]tate the purpose or purposes of the acquisition of securities of the issuer” and “[d]escribe any plans or proposals which the reporting persons may have which relate to or would result in” any outcome specified in Item 4(a)-(j). Items 4(a)-(j) of Schedule 13D include: “(d) Any change in the present board of directors or management of the issuer....” 17 C.F.R. § 240.13d-101.

36.           In circumstances where a person is required to file a Schedule 13D, Section 13(g) of the Exchange Act and SEC regulations allow, in lieu of filing a Schedule 13D, for the filing of a short-form statement on Schedule 13G. However, a person may only file a Schedule 13G when “[s]uch person has acquired such securities in the ordinary course of his business and not with the purpose nor with the effect of changing or influencing the control of the issuer....” 17 C.F.R. § 240.13d-1.

B.	Defendants Form the Shareholder Group and Attempt to Direct or Influence the Control and Management of the Company

37.           Beginning no later than February 4, 2016, the Shareholder Group, formally or informally, entered into an agreement, arrangement, understanding or relationship to act in concert for the purpose of acquiring, holding, voting or disposing of the common stock of Rockwell. Since its formation, the Shareholder Group, acting in concert, has engaged in a campaign seeking to direct or influence the control and/or management of the Company. This activist campaign is evidenced by, among other things, an ongoing series of increasingly hostile and threatening communications from the Shareholder Group described below.

38.           On February 4, 2016, the Shareholder Group sent an email communication to Robert Chioini, the CEO of Rockwell (the “2/4/16 Email”). The 2/4/16 Email was sent by Defendant Ravich, with copies to Defendants Richmond, Paxos, Joliat and Hagelstein (collectively, the “Individual Defendants”). The subject line of the 2/4/16 Email read, “Shareholder Concerns.”

39.           The body of the 2/4/16 Email consisted of a letter electronically signed by each of the Individual Defendants. In addition, the 2/4/16 Email attached identical letters signed separately by each of the Individual Defendants.2

40.           In the 2/4/16 Email, the Shareholder Group first noted that they “represent[ed], along with associates, in excess of 20% of the common stock of the Company.” In addition, the Shareholder Group repeatedly referred to themselves as “we” when expressing the “concerns” they shared regarding the Company. In connection with their shared concerns, the Shareholder Group provided a list of ten “recommendations,” including that the Company: (i) “[r]econstitute or expand the board of directors”; (ii) “[i]mplement a policy of using best practices into the Company’s governance programs”; (iii) “[a]dd more management depth”; and (iv) “[p]rovide an outline of a 5 year plan for the company regarding the commercialization of Triferic and Calcitriol.” A true and correct copy of the 2/4/16 Email and attachments is attached as Exhibit A.

41.           Thereafter, on February 22, 2016, the Shareholder Group sent another email communication to Mr. Chioini (the “2/22/16 Email”). In the 2/22/16 Email, the Shareholder Group complained that Mr. Chioini was supposedly “ignoring the request of so many large owners,” and reiterated their collective “concerns” regarding the Company. Again, while the 2/22/16 Email was sent by Ravich, it was copied to and contained electronic signatures from each of the other Individual Defendants. A true and correct copy of the 2/22/16 Email is attached as Exhibit B.

42.           Despite having received a lengthy email from Mr. Chioini addressing the “concerns” they had raised, on February 25, 2016, the Shareholder Group sent yet another email communication to Mr. Chioini (the “2/25/16 Email”). In the 2/25/16 Email, the Shareholder Group again repeatedly referred to themselves as “we,” and again requested a group call with Mr. Chioini based on their view that Mr. Chioini’s response “unfortunately does not address many of the issues we wanted to discuss.” Again, the 2/25/16 Email was sent by Ravich, with copies to and electronic signatures from each of the Individual Defendants. A true and correct copy of the 2/25/16 Email is attached as Exhibit C.

43.           On March 4, 2016, the Shareholder Group sent another email communication to Mr. Chioini (the “3/4/16 Email”). The 3/4/16 Email was sent by Defendant Richmond, with copies to each of the other Individual Defendants in the Shareholder Group. In the 3/4/16 Email, Richmond indicated that the Shareholder Group was attaching a joint letter purporting to detail “our feelings, concerns and a request for a conference call.”

44.           The joint letter from the Shareholder Group dated March 4, 2016 (the “3/4/16 Letter”), was electronically signed by each of the Individual Defendants in the Shareholder Group and, again, repeatedly referenced the Shareholder Group as “we.” Indeed, in the 3/4/16 Letter, the Shareholder Group acknowledged that they had been and continued to act in concert noting, among other things, that: (i) “we have spoken to you about governance over the past several years”; (ii) “[w]e have spoken to you about adding experienced board members”; and (iii) “[w]e talked to you about hiring consultants.”

45.           In their joint 3/4/16 Letter, the Shareholder Group also requested that the Company make changes to its management structure, stating that “[w]e would like to see the chairman and CEO roles of the company split between two different people.”

46.           Moreover, in the 3/4/16 Letter, after again requesting a group meeting, the Shareholder Group gave the Company and Mr. Chioini an ultimatum: “You have a choice, you can choose to talk with us...or you can freeze us out.” The Shareholder Group then threatened Mr. Chioini with their purported “options” if he did not meet with them: “We can write a short white paper and file it in a 13D reviewing/shining a bright light on the past...”

2 The 2/4/16 Email was also copied to and included an identical letter from Rockwell shareholder, Larry Hopfenspirger. Mr. Hopfenspirger is not included as a party to this action because he passed away in November 2016.

47.           After discussing what they might include in the threatened “13D,” the Shareholder Group then described the possible effects of their threatened action:

We think the result will be that every media outlet will be put on notice, every hedge fund and private equity firm will be put on notice approximately 25% of your shareholders are not happy, tried to work with you and you said, screw you, twice. It will also allow every law firm trolling for clients in a class action suit to know who to call to pick up 25% of your shareholders. We imagine that would be a lawyers dream come true. Do you want to spend time with us, or time saying no comment to lawyers, media, and fending off PE and hedge funds for the next 6-24 months? Now this is not our goal...but it is an option we are exploring. (Emphasis added.)

48.           In addition to threatening to prepare a “white paper” and “file it in a 13D,” the Shareholder Group’s 3/4/16 Letter also threatened an attempt to gain control of the Company. In particular, the Shareholder Group suggested that they were considering approaching private equity firms to make a large investment in an attempt to purchase a controlling interest. In making this threat, the Shareholder Group stated:

So let us be clear. You founded this company but you don’t own it and you certainly don’t control it...You have the choice to not meet with us, but we have a choice, with the ability to assemble a 25% block of stock, and a $100 million dollar investment we could control the company...You may have started this, but you may or may not finish it. We could, as a block, be your best friend, or someone else’s best friend. (Emphasis added.)

49.           After making the threats identified above, the Shareholder Group concluded the 3/4/16 Letter by noting: “We hope for a positive response and a meeting within the next 10 days or we will move on to one of the options discussed above. A true and correct copy of the 3/4/16 Email and the attached 3/4/16 Letter are included as Exhibit D.

50.           On March 14, 2016, the Shareholder Group sent another email communication to the Company (the “3/14/16 Email”). The 3/14/16 Email was sent by Richmond, and was in response to Mr. Chioini’s offer to meet with Richmond individually. The offer to meet individually with Richmond was based on Mr. Chioini advising Richmond that he had met individually in the recent past with the other Individual Defendants.

51.           In the 3/14/16 Email, Richmond only acknowledged that Mr. Chioini had recently met with Defendants Hagelstein and Joliat, and requested a meeting that also included Defendants Ravich and Paxos. In requesting a meeting including others in the Shareholder Group, Richmond referenced “both of our letters,” and, again, indicated that “[w]e would like to focus on governance, strategic business plans, and adding a qualified board member as Chairman of the board.” A true and correct copy of the 3/14/16 Email is included as Exhibit E.

52.           On March 16, 2016, the Shareholder Group, acting through Richmond, sent another email communication to Mr. Chioini (the “3/16/16 Email”). The 3/16/16 Email was in response to Mr. Chioini renewing his offer to meet with Richmond individually. In response, Richmond reiterated his desire to meet regarding “our group’s concerns.” In addition, Richmond explicitly acknowledged the existence of the Shareholder Group and renewed their threat to possibly seek control of the Company:

Our group is a group that can put the company into play or go a long ways in preventing it from every (sic) coming into play...Instead of risking that we go nuclear on this, doesn’t it make sense to just have a meeting on this...We wrote you a letter as a group, we expect an answer as a group, what are you afraid of in meeting us as a group? (Emphasis added.)

A true and correct copy of the 3/16/16 Email is included as Exhibit F.

53.           Thereafter, on or about March 24, 2016, Mr. Chioini did meet with Richmond for approximately two hours at Rockwell’s headquarters.

54.           Following the March 24th meeting, the Shareholder Group, acting through Richmond, sent yet another email communication to Mr. Chioini dated April 1, 2016 (the “4/1/16 Email’). In the 4/1/16 Email, Richmond again explicitly acknowledged the existence of the Shareholder Group: “After the meeting I have been contemplating how to get a win for everyone. And by everyone I mean my clients...I mean the shareholder group.” (Emphasis added.)

55.           In addition, in the 4/1/16 email, the Shareholder Group stated that “[w]e are willing to have temporary cease fire and give you the time you desire.” (Emphasis added.) In offering this supposed “cease fire,” the Shareholder Group acknowledged a series of demands they had made, but were willing to delay:

The group is willing to back off from demanding that you separate the chair and the CEO roles... The group is willing to give you 30, 60, 90 days to show progress without advancing pressure on the management team or the company...The group is willing to give you input into the board seat. We are not forcing a person on you rather we want a seat... The group is willing to allow you to pick the consultant.

56.           After listing their demands in the context of the “cease fire,” the

Shareholder Group then specified “What We Want”:

We want your commitment that we will be allowed to forward 2-4 names for your consideration to add to the board...The point is to get a commitment out of you that we will get a board seat...We want your commitment to hire a consultant...We are asking for a board seat and a consultant to do a project. (Emphasis added.)

A true and correct copy of the 4/1/16 Email is attached as Exhibit G.

57.           Mr. Chioini responded to the Shareholder Group’s 4/1/16 Email indicating only that the Company would consider any Board candidates they proposed. In response to Mr. Chioini’s offer, the Shareholder Group, acting through Richmond, sent yet another email communication dated April 5, 2016 (the “4/5/16 Email”).

58.           In the 4/5/16 Email, the Shareholder Group reiterated its demand for a Board seat: “Our timeline to add another board member is weeks not quarters. We want a board seat we are comfortable with. We are willing to let you have input and not force someone on you but it needs to be in a period of weeks.” A true and correct copy of the 4/5/16 Email is attached as Exhibit H.

59.           Thereafter, on April 9, 2016, the Shareholder Group, acting through Richmond, sent yet another email communication to Mr. Chioini addressing their demand for a Board seat (the “4/9/16 Email”). In the 4/9/16 Email, Richmond renewed the Shareholder Group’s demand for a Board seat and stated that “my people are out of patience.” Richmond then threatened “[y]ou will have to decide if it is worth risking your company over and we will have to decide if it is worth the fight.” A true and correct copy of the 4/9/16 Email is included as Exhibit I.

60.           On April 28, 2016, the Shareholder Group, acting through Richmond, sent another email communication to Mr. Chioini (the “4/28/16 Email”). In the 4/28/16 Email, the Shareholder Group renewed their demand for a Board seat, indicating: “[w]e are forwarding 3 names for the board for you to vet...We would be comfortable with any of the nominees being appointed to the board...With that in mind we would expect an initial contact within the month of May...” A true and correct copy of the 4/28/16 Email is attached as Exhibit J.

61.           Mr. Chioini responded to the 4/28/16 Email that the Company would review and consider the candidates proposed by the Shareholder Group. Ultimately, in June 2016, the Board approved the appointment of a highly qualified new director for the Board that was not one of the candidates proposed by the Shareholder Group.

C.	Richmond and Richmond Brothers Prepare a False and Misleading Amended Schedule 13G

62.           Despite all of the activist communications from the Shareholder Group and Richmond, on May 6, 2016, Richmond caused Richmond Brothers to prepare and serve upon the Company an amendment to its previously filed Schedule 13G, indicating to he and his company were merely “passive” shareholders.

63.           Specifically, on May 6, 2016, Defendant Richmond Brothers prepared and served on the Company a Schedule 13G/A, amending the Schedule 13G previously filed by Richmond Brothers (the “May 2016 Amended 13G”). The May 2016 Amended 13G was signed by Richmond as the President of Richmond Brothers. The May 2016 Amended 13G does not currently appear on the SEC’s Edgar website, and it is unclear if the May 2016 Amended 13G was ever filed with the SEC.

64.           In the May 2016 Amended 13G, Richmond Brothers, acting through Richmond, failed to disclose that it had been and continued to be a member of the Shareholder Group. In particular, Richmond Brothers left blank the section of the form requiring the Reporting Person to provide the “Identification And Classification Of Members Of The Group.”

65.           In addition, in the May 2016 Amended 13G, Richmond Brothers, acting through Richmond, falsely certified that the Rockwell shares referenced in the filing “were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities...” A true and correct copy of the May 2016 Amended 13G is attached as Exhibit K.

D.	The Shareholder Group Renews Its Aggressive Communications in the Fall of 2016

66.           In the fall of 2016, the Shareholder Group, acting through Richmond, renewed its aggressive communications with the Company.

67.           On September 19, 2016, the Shareholder Group, acting through Richmond, emailed Mr. Chioini requesting another meeting (the “9/19/16 Email”). The 9/19/16 Email was copied to Ravich, and requested that Mr. Chioini meet with Richmond and Ravich purportedly to “see if we can understand the long term game plan, find common ground, and a civil way forward.” A true and correct copy of the 9/19/16 Email is attached as Exhibit L.

68.           Less than three days later, on September 22, 2016, the Shareholder Group, acting through Richmond, sent another email communication to Mr. Chioini complaining that he had not yet responded to the request for a joint meeting with Richmond and Ravich (the “9/22/16 Email”). In the 9/22/16 Email, Richmond once again expressed hostility stating, “[a]gain, and this is the last time, my preference is to meet and discuss. If you prefer to go to war...I am quickly becoming more ok with that.” A true and correct copy of the 9/22/16 Email is attached at Exhibit M. (Emphasis added.)

69.           On October 3, 2016, Mr. Chioini responded to both of the recent email communications from Richmond and Ravich. After advising them that he had been traveling and had extremely limited time to respond to their request, Mr. Chioini indicated that, given that he had met with them recently to address their purported concerns, and given the important priorities facing the Company, a further meeting was not appropriate at that time. Nonetheless, Mr. Chioini invited Richmond and Ravich to communicate any additional concerns in writing so that he could consider a response.

70.           Within a few hours of Mr. Chioini’s communication, Richmond, acting on behalf of the Shareholder Group and with a copy to Ravich, responded with another lengthy and hostile email communication (the “10/3/16 Email”). In the 10/3/16 Email, although Richmond attempted to disavow that he was acting as part of a “group,” he continued to reference the collective actions of the Shareholder Group, including their attempts to obtain Board seats: “[r]egarding board seats, we have offered help to you and the company. We have offered several candidates....” Richmond’s references to the collective actions of the Shareholder Group and thinly-veiled threats continued:

We reached out on a vision and board members...We have tried to help you and you have a history of ignoring your owners. That style of management works if you deliver. So for your sake I hope you deliver. If not, you’ll probably join the long list of founders who no longer work at the company they founded. May not be us but someone will come along to buy your company and you won’t have the shareholder credibility to get the vote you need...You need us to support you.

A true and correct copy of the 10/3/16 Email is attached as Exhibit N.

E.	Richmond and Richmond Brothers File a False and Misleading Amended Schedule 13G

71.           Within days of his 10/3/2016 Email, Richmond caused Richmond Brothers to file an amendment to its previously filed Schedule 13G, indicating to Rockwell’s other shareholders and the investing public that he and his company were merely “passive” shareholders.

72.           Specifically, on October 7, 2016, Defendant Richmond Brothers filed with the SEC a Schedule 13G/A, amending the Schedule 13G previously filed by Richmond Brothers (the “October 2016 Amended 13G”). The October 2016 Amended 13G was signed by Richmond as the President of Richmond Brothers.

73.           In the October 2016 Amended 13G, Richmond Brothers, acting through Richmond, failed to disclose that it had been and continued to be a member of the Shareholder Group. In particular, Richmond Brothers left blank the section of the form requiring the Reporting Person to provide the “Identification And Classification Of Members Of The Group.”

74.           In addition, in the October 2016 Amended 13G, Richmond Brothers, acting through Richmond, falsely certified that the Rockwell shares referenced in the filing “were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities...” A true and correct copy of the October 2016 Amended 13G is attached as Exhibit O.

F.	The Richmond Defendants and Ravich Defendants File a False and Misleading Schedule 13D

75.           On February 20, 2017, the Richmond Defendants and the Ravich Defendants filed with the SEC a Schedule 13D. In their Schedule 13D, the Richmond Defendants and the Ravich Defendants disclosed that they were acting as a group as of February 20, 2017, and they attached a purported “Group Agreement” dated February 20, 2017.

76.           The Schedule 13D filed by the Richmond Defendants and the Ravich Defendants failed to disclose the existence, purpose or activities of the Shareholder Group.

77.           The Schedule 13D filed by the Richmond Defendants and the Ravich Defendants also failed to disclose the other members of the Shareholder Group with whom they had been acting in concert, including Defendants Paxos, Joliat and Hagelstein.

78.           Alternatively, the Schedule 13D, as well as the attached “Group Agreement”, filed by the Richmond Defendants and the Ravich Defendants also falsely represented that the date upon which they had entered into an agreement or arrangement to act as a “group,” was February 20, 2016. In fact, the Richmond Defendants and the Ravich Defendants had been acting as a group as far back as February 4, 2016, and in no event later than the fall of 2016.

79.           In Item 4 of the referenced Schedule 13D, the Richmond Defendants and the Ravich Defendants represented that the purpose for acquiring the Rockwell shares that were the subject of the filing was “the Reporting Persons’ belief that the Shares, when purchased, were undervalued and represented an attractive investment opportunity.”

80.           In addition, in Item 4 of the referenced Schedule 13D, the Richmond Defendants and the Ravich Defendants represented that they did not have “any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of Item 4 of Schedule 13D...” A true and correct copy of the Schedule 13D filed by the Richmond Defendants and Ravich Defendants is attached as Exhibit P.

81.           Item 4 of Schedule 13D requires the Reporting Person(s) to disclose “any plans or proposals which the reporting persons may have which relate to or would result in...(d) [a]ny change in the present board of directors...of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board.” 17 C.F.R. § 240.13d-101.

82.           Contrary to the representations in the referenced Schedule 13D, as of the date of its filing, the Richmond Defendants and the Ravich Defendants did have as a plan or purpose that included nominating one or more candidates for Rockwell’s Board.

83.           In fact, at some time on or before the filing of the referenced Schedule 13D, Richmond caused 100 shares of Rockwell common stock that he beneficially owned in street name through Cede & Co. to be transferred into his name as the shareholder of record. This transfer of ownership of 100 shares of Rockwell common stock was effected as of February 21, 2017, i.e., the same day that the Richmond Defendants and the Ravich Defendants filed the referenced Schedule 13D.

84.           Likewise, at some time on or around the filing of the referenced Schedule 13D, Ravich caused 100 shares of Rockwell common stock that he beneficially owned in street name through Cede & Co. to be transferred into his name as shareholder of record. This transfer of ownership of 100 shares of Rockwell common stock was effected as of February 24, 2017, i.e., within a few days of the date on which the Richmond Defendants and the Ravich Defendants filed the referenced Schedule 13D.

85.           Under Rockwell’s by-laws, only a shareholder of record is eligible to nominate a candidate for election to the Company’s Board. By transferring 100 shares of Rockwell stock from street name as described above, both Richmond and Ravich became shareholders of record as of the date of their respective transactions.

86.           On March 1, 2017, Ravich delivered to the Company a Notice of Shareholder Nominations of Individuals for Election as Directors at the 2017 Annual Meeting of Shareholders of Rockwell Medical, Inc. (the “Notice”). In the Notice, Ravich notified the Company that he was purporting to nominate himself and Richmond for election to the Company’s Board at the upcoming Annual Shareholder Meeting to be held in late May or early June. A true and correct copy of the Notice is attached as Exhibit Q.

87.           Thereafter, on March 2, 2017, the Richmond Defendants and the Ravich Defendants filed with the SEC an amended Schedule 13D disclosing that they had delivered the Notice to the Company.

88.           Like the previously filed Schedule 13D, the amended Schedule 13D filed by the Richmond Defendants and the Ravich Defendants fails to disclose the existence, purpose or activities of the Shareholder Group.

89.           The amended Schedule 13D filed by the Richmond Defendants and the Ravich Defendants also fails to identify the other members of the Shareholder Group with whom they had been acting in concert, including Defendants Paxos, Joliat and Hagelstein. A true and correct copy of the amended March 2, 2017 Schedule 13D is attached as Exhibit R.

90.           The amended Schedule 13D filed by the Richmond and Ravich Defendants also fails to correct the misrepresentation in their original Schedule 13D that they had agreed to act as a group as of February 20, 2017.

COUNT I
Violation of §13(d) of the Exchange Act and SEC Rules promulgated thereunder based on Failure to File Schedule 13D
(AS AGAINST ALL DEFENDANTS)

91.           Rockwell repeats and realleges, as if fully set forth herein, the allegations of Paragraphs 1 through 90, above.

92.           By reason of the foregoing, Defendants violated §13(d) of the Exchange Act, 15 U.S.C. § 78m(d), and the rules promulgated thereunder, by failing to file the required Schedule 13D disclosing that they collectively had acquired in excess of 5% of Rockwell’s common stock, based on having, formally or informally, entered into an agreement, arrangement, understanding or relationship to act in concert for the purpose of acquiring, holding, voting or disposing of the common stock of Rockwell.

93.           The Defendants’ violation of §13(d) of the Exchange Act continues at least through the date of filing of this Complaint.

94.           Given that the Richmond Defendants and the Ravich Defendants have publicly announced their intention to engage in a proxy contest seeking to elect Richmond and/or Ravich to the Board, Rockwell and its shareholders will be irreparably harmed if the Defendants are not required immediately to make accurate and complete disclosures.

95.           Specifically, Rockwell and its shareholders will be irreparably harmed absent corrective and appropriate equitable relief: (a) requiring the Defendants to file an accurate and complete Schedule 13D disclosing, among other things, their status as a group, the date upon which they agreed or arranged to act as a group, and their purpose(s) in acting as a group; (b) barring the Defendants from soliciting or contacting other Rockwell Shareholders in connection with any efforts to nominate or elect directors to the Company’s Board until 30 days after they have filed an appropriate and complete Schedule 13D; (c) barring the Defendants from voting or directing the voting of Rockwell common stock or acquiring additional beneficial ownership of Rockwell common stock until 30 days after they have filed an appropriate and complete Schedule 13D as describe above.

96.           Rockwell has no adequate remedy at law.

COUNT II
Violation of §13(d) of the Exchange Act and SEC Rules promulgated thereunder based on Failure to File Schedule 13D
(AS AGAINST THE RICHMOND AND RAVICH DEFENDANTS)

97.           Rockwell repeats and realleges, as if fully set forth herein, the allegations of Paragraphs 1 through 96, above.

98.           By reason of the foregoing, and in the alternative to Count I, the Richmond Defendants and the Ravich Defendants violated §13(d) of the Exchange Act, 15 U.S.C. §78m(d), and the rules promulgated thereunder, by failing to timely file the required Schedule 13D disclosing that they collectively had acquired in excess of 5% of Rockwell’s common stock, based on having, formally or informally, entered into an agreement, arrangement, understanding or relationship to act in concert for the purpose of acquiring, holding, voting or disposing of the common stock of Rockwell.

99.           In the alternative to Count I, the violation of §13(d) of the Exchange Act by the Richmond Defendants and the Ravich Defendants occurred 10 days after the date on which they, formally or informally, entered into an agreement, arrangement, understanding or relationship to act in concert for the purpose of acquiring, holding, voting or disposing of the common stock of Rockwell.

100.           The date upon which the Richmond Defendants and the Ravich Defendants entered into an agreement, arrangement, understanding or relationship to act as a group is as far back as February 4, 2016, and in no event later than the fall of 2016.

101.           Given that the Richmond Defendants and the Ravich Defendants have publicly announced their intention to engage in a proxy contest seeking to elect Richmond and/or Ravich to the Board, Rockwell and its shareholders will be irreparably harmed if the Defendants are not required immediately to make accurate and complete disclosures.

102.           Specifically, Rockwell and its shareholders will be irreparably harmed absent corrective and appropriate equitable relief: (a) requiring the Richmond and Ravich Defendants to file an accurate and complete Schedule 13D disclosing, among other things, the date upon which they agreed or arranged to act as a group, and their purpose(s) in acting as a group; (b) barring the Richmond and Ravich Defendants from soliciting or contacting other Rockwell shareholders in connection with any efforts to nominate or elect directors to the Company’s Board until 30 days after they have filed an appropriate and complete Schedule 13D; (c) barring the Richmond and Ravich Defendants from voting or directing the voting of Rockwell common stock or acquiring additional beneficial ownership of Rockwell common stock until 30 days after they have filed an appropriate and complete Schedule 13D as describe above.

103.           Rockwell has no adequate remedy at law.

COUNT III
Violation of §13(d) of the Exchange Act and SEC Rules promulgated thereunder based on False, Misleading and Incomplete Schedule 13D
(AS AGAINST ALL DEFENDANTS)

104.           Rockwell repeats and realleges, as if fully set forth herein, the allegations of Paragraphs 1 through 103, above.

105.           By reason of the foregoing, Defendants violated §13(d) of the Exchange Act, 15 U.S.C. §78m(d), and the rules promulgated thereunder, by filing a false, misleading and incomplete Schedule 13D on February 20, 2017.

106.           The referenced Schedule 13D was false, misleading and incomplete in the following respects: (a) it fails to disclose Defendants Paxos, Joliat and Hagelstein as part of the group; (b) it fails to disclose that the Shareholder Group had been formed not later than February 4, 2016; (c) it fails to disclose the purposes and activities of the Shareholder Group from the date of its formation through the present; (d) it falsely represented that the Richmond and Ravich Defendants entered into an agreement or arrangement to act as a “group” on February 20, 2017; (e) it falsely represented that the Richmond Defendants and the Ravich Defendants had no present plans to nominate one or more candidates for the Rockwell Board when, in fact, they did have the intention of nominating one or more candidates for the Rockwell Board and did so shortly after the filing of the misleading Schedule 13D; and (f) it fails to disclose that Defendant Richmond Brothers, acting through Richmond, filed a false and misleading Schedule 13G on October 7, 2016 as alleged herein.

107.           Although the Richmond Defendants and the Ravich Defendants filed an amended Schedule 13D, that amended Schedule 13D, remains false, misleading and incomplete in the following respects: (a) it fails to disclose Defendants Paxos, Joliat and Hagelstein as part of the group; (b) it fails to disclose that the Shareholder Group had been formed not later than February 4, 2016; (c) it fails to disclose the purposes and activities of the Shareholder Group from the date of its formation through the present; and (d) it fails to correct the false representation in their original Schedule 13D that they had entered into an arrangement or agreement to act as a “group” as of February 20, 2017; (e) it fails to disclose that Defendant Richmond Brothers, acting through Richmond, filed a false and misleading Schedule 13G on October 7, 2016 as alleged herein.

108.           Given that the Richmond Defendants and the Ravich Defendants have publicly announced their intention to engage in a proxy contest seeking to elect Richmond and/or Ravich to the Board, Rockwell and its shareholders will be irreparably harmed if the Defendants are not required immediately to make accurate and complete disclosures.

109.           Specifically, Rockwell and its shareholders will be irreparably harmed absent corrective and appropriate equitable relief: (a) requiring Defendants to file an accurate Schedule 13D correcting the false, misleading and incomplete disclosures described in paragraphs 106-07 above; (b) barring Defendants from soliciting or contacting other Rockwell Shareholders in connection with any efforts to nominate or elect directors to the Company’s Board until 30 days after they have filed an appropriate and complete Schedule 13D; (c) barring the Defendants from voting or directing the voting of Rockwell common stock or acquiring additional beneficial ownership of Rockwell common stock until 30 days after they have filed an appropriate and complete Schedule 13D as describe above.

110.           Rockwell has no adequate remedy at law.

COUNT IV
Violation of §13(d) and (g) of the Exchange Act and related regulations based on Filing of False, Misleading and Incomplete Schedule 13G
(AS AGAINST RICHMOND AND RICHMOND BROTHERS)

111.           Rockwell repeats and realleges, as if fully set forth herein, the allegations of Paragraphs 1 through 110, above.

112.           Based on the foregoing, Richmond and Richmond Brothers violated Sections 13(d) and (g) of the Exchange Act, 15 U.S.C. §78m(d) and (g), and the rules promulgated thereunder, by filing a false, misleading and incomplete Schedule 13G on both May 6, 2016 and October 7, 2016, and by failing to file a Schedule 13D.

113.           The Schedule 13G filed on October 7, 2016 was false, misleading and incomplete in that it: (i) falsely represented to Rockwell’s other shareholders and the investing public that Richmond Brothers was a passive shareholder; (ii) failed to disclose that Richmond Brothers had been and continued to be a member of the Shareholder Group; and (iii) falsely certified that the Rockwell shares referenced in the filing “were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities....”

114.           In this Count IV, Rockwell seeks a declaratory judgment finding that Richmond and Richmond Brothers violated §13(d) and (g) of the Exchange Act.

WHEREFORE, Rockwell demands judgment against Defendants, including declaratory and injunctive relief, as follows:

(a)
Finding and adjudging that Defendants—or, in the  alternative the Richmond and Ravich Defendants—have formed a group under Section 13(d) of the Exchange Act, 15 U.S.C. § 78m(d), and Rule 13d-1 thereunder, 17 C.F.R. § 240.13d-1, for the purpose of acquiring, holding, voting or disposing of Rockwell common stock, as described above;

(b)
Finding and adjudging that all Defendants – or, in the  alternative, the Richmond and Ravich Defendants – violated Section 13(d) of the Exchange Act, 15 U.S.C. §78m(d), and the rules promulgated thereunder, by failing to file a Schedule 13D for the entire group;

(c)
Finding and adjudging that the Richmond and Ravich  Defendants violated Section 13(d) of the Exchange Act, 15 U.S.C. §78m(d), and the rules promulgated thereunder, by filing a false, misleading and incomplete Schedule 13D on February 20, 2017, as supplemented on March 2, 2017, as described above;

(d)
Finding and adjudging that Richmond and the Richmond  Defendants violated Sections 13(d) and (g) of the Exchange Act, 15 U.S.C. §78m, and the rules promulgated thereunder, by filing a false, misleading and incomplete disclosure on Schedule 13G, rather than Schedule 13D, on May 6, 2016 and October 7, 2016, as described above;

(e)
Requiring Defendants—or, in the alternative the Richmond  and Ravich Defendants—to file an accurate and complete Schedule 13D disclosing their status as a group, the date upon which they agreed or arranged to act as a group, and their purpose(s) in acting as a group.

(f)
Precluding Defendants from soliciting or contacting other  Rockwell shareholders in connection with any efforts to nominate or elect directors to the Company’s Board until 30 days after they have filed an appropriate and complete Schedule 13D;

(g)
Precluding Defendants from voting or directing the voting  of Rockwell common stock or acquiring additional beneficial ownership of Rockwell common stock until 30 days after they have filed an appropriate and complete Schedule 13D as describe above;

(h)
Ordering Defendants, and each one of them, to divest their  Rockwell shares purchased since any one or more of them decided to act as a group for the purposes of seeking to change or influence control of Rockwell or formed the intent to seek to change or influence the control of Rockwell, as described above, and in no event later than February 4, 2016;

(i)
Enjoining Defendants from acquiring any further Rockwell  shares or asserting any rights with respect to Rockwell by virtue of the ownership of such Rockwell shares, until such divestitures are completed and corrective disclosures are made; and,

(j)	Granting Rockwell such other and further relief as the Court deems just and proper.

Respectfully submitted on behalf of ROCKWELL MEDICAL, INC.
/s/ Irina Kashcheyeva Irina Kashcheyeva (P72575) FOLEY & LARDNER LLP 500 Woodward Avenue, Suite 2700 Detroit, MI 48306 Telephone: 313.234.7100 Facsimile: 313.234.2800 ikashcheyeva@foley.com

Dean M. Jeske Phillip M. Goldberg FOLEY & LARDNER LLP Telephone: 312.832.4500 Facsimile: 312.832.4700 djeske@foley.com pgoldberg@foley.com

Dated: March 8, 2017	Attorneys for Plaintiff